UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ASIA SELECT ACQUISITION II CORP.
(Exact name of registrant as specified in its charter)

Delaware	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300-1055 West Hastings St. Vancouver, British Columbia, Canada	V6E2E9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-0618

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.0001
(Title of Class)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

ASIA SELECT ACQUISITION II CORP.
FORM 10
TABLE OF CONTENTS

Item 1.	Business.

Introduction

We are a Delaware “blank check” or “shell” company incorporated on May 20, 2008 in order to serve as a vehicle for the acquisition of an operating business.  We refer herein to this acquisition as the “business combination” or the “initial business combination.”  We refer herein to our stockholders, officers and directors as of the date hereof as our “founders.”

We are voluntarily filing this registration statement on Form 10 in order to become registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  As a “reporting company”, we will be obligated to file with the Securities and Exchange Commission, or SEC, certain interim and periodic reports, including an annual report containing audited financial statements.  We anticipate that we will continue to file such reports as are required under the Exchange Act.

 The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at its website address, which is http://www.sec.gov.

Forward Looking Statements

All statements other than statements of historical fact included in this Form 10 including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward looking statements.  When used in this Form 10, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management, identify forward looking statements.  Such forward looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management.  Actual results could differ materially from those contemplated by the forward looking statements as a result of changes in economic, business, competitive, strategic and other factors affecting the operation of our business, including but not limited to the risk factors in Item 1A of this Form 10 and the other factors set forth herein.  All subsequent written or oral forward looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.  We are not required (and expressly disclaim any obligation) to update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Business Overview

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this registration.  We intend to utilize cash contributed to us and loaned to us by our founders, our capital stock, debt or a combination of these in effecting a business combination.  A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself.  These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws.  In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth.

We have not identified a target business or target industry

To date, we have not selected any target business or target industry on which to concentrate our search for a business combination.  None of our founders has engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us, nor have we, nor any of our agents or affiliates, been approached by any candidates (or representatives of any candidates) with respect to a possible acquisition transaction with us.  Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate such an acquisition candidate.  We have also not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates.  As a result, we cannot assure you that we will be able to locate a target business or that we will be able to engage in a business combination with a target business on favorable terms.

We will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any specific attributes or criteria (financial or otherwise) for prospective target businesses.  Accordingly, there is no basis for you to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination.  To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies.  Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

We anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business. We may, however, structure a business combination to acquire less than 100% of such interests or assets of the target business but will not acquire less than a controlling interest in a target business (meaning more than 50% of the equity interests or all or substantially all of the assets of the target).  In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities.  Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement.

Sources of target businesses

While we have not yet identified any acquisition candidates, we believe based on our management’s business knowledge and past experience that there are numerous acquisition candidates available. We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community.  Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls or mailings.  These sources may also introduce us to target businesses they think we may be interested in on an unsolicited basis, since many of these sources will have read this registration statement and know what types of businesses we are targeting. Our officers and directors, as well as their affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts as a result of formal or informal inquiries or discussions they may have, as well as attending trade shows or conventions.  While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder’s fee, consulting fee or other compensation to be determined in an arm’s length negotiation based on the terms of the transaction.  Our management has experience in evaluating transactions, but will retain advisors as they deem necessary to assist them in their due diligence efforts.  In no event, however, will any of our founders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination (regardless of the type of transaction that it is).

Selection of a target business and structuring of a business combination

Our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, our management may consider a variety of factors, including one or more of the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive.  Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective.  In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to us.  This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage, although we have no current intention to engage any such third parties.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty.  Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Lack of business diversification

The prospects for our success may be entirely dependent upon the future performance of a single business.  Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses.  By consummating a business combination with only a single entity, our lack of diversification may:

•
subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the performance of a single operating business or the development or market acceptance of a single or limited number of products, processes or services.

If we determine to acquire several businesses, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited ability to evaluate the target business’ management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct.  In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company.  Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty.  While it is possible that some of our key personnel will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that they will devote their full time efforts to our affairs subsequent to a business combination.  Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination.  Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for them to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination.  Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business.  We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours, including those affiliated with our officers and directors described elsewhere in this registration statement.  Additionally, we may be subject to competition from entities other than blank check companies having a business objective similar to ours, including venture capital firms, leverage buyout firms and operating businesses looking to expand their operations through the acquisition of a target business.  Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates.  Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors.  While we believe there may be numerous potential target businesses that we could acquire, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources.  This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.  Our management believes, however, that our status as an entity registered under the Exchange Act and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business.  We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our principal executive offices at 300-1055 West Hastings St., Vancouver, British Columbia, Canada V6E2E9.  Orient Ventures Ltd., is providing certain general and administrative services at that location to us at minimal charge.  The Company’s President is also the President of Orient Ventures Ltd.

Employees

We have one executive officer.  This individual is not obligated to devote any specific number of hours to our matters and intends to devote only as much time as she deems necessary to our affairs.  The amount of time she will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in.  Accordingly, once she locates a suitable target business to acquire, she will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than she would prior to locating a suitable target business.  We do not intend to have any full time employees prior to the consummation of a business combination.

Item 1A.	Risk Factors.

An investment in our securities involves a high degree of risk.  You should consider carefully the material risks described below, which we believe represent all the material risks related to our business, together with the other information contained in this registration, before making a decision to invest in our securities.

Risks associated with our business

We have incurred and may continue to incur losses.

From May 20, 2008 (inception) to March 31, 2009, we have incurred a net loss of $10,471.  We expect that we will incur losses at least until we complete a business combination and perhaps after such a combination as well.  There can be no assurances that we will ever be profitable.

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date.  Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business.  We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates.  We will not generate any revenues until, at the earliest, after the consummation of a business combination.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

There are numerous blank check companies with business objectives similar to ours, many of whom have greater financial resources than we do for completing a business combination and therefore may be at a competitive advantage.  Therefore, we may be subject to competition from these and other companies seeking to consummate a business plan similar to ours.

Min Kuang, our president, secretary and treasurer, is chief financial officer, chief operating officer, secretary and director of Asia Select Acquisition I Corp., a blank check company seeking to acquire a target business in the People’s Republic of China. Although we do not intend to acquire a target business in the People’s Republic of China, Ms. Kuang is required to present all suitable business opportunities to Asia Select Acquisition I Corp. prior to presenting them to us. Additionally, Ms. Kuang is affiliated with Orient Venture Capital Inc. and Orient Venture Capital II Inc., each a Canadian capital pool company seeking to consummate a business combination. Ms. Kuang is required to present all suitable business opportunities to these entities prior to presenting them to us. In addition, each of Min Kuang, Leanna Doane and Anthony Zhou is affiliated with Asia Select Acquisition III Corp., an entity seeking to acquire a target business. Accordingly, each have conflicts of interest in determining whether to present a suitable business opportunity to us or Asia Select Acquisition III Corp.

 Because of the foregoing competition, we cannot assure you that we will be able to effectuate a business combination.

Since we have not yet selected a particular industry or target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our common stock will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in a target business.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share.  Currently, there are 94,499,999 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of the shares upon full exercise of the outstanding warrants granted to our founders) and all of the 1,000,000 shares of preferred stock available for issuance.  Although we have no commitment as of the date of this registration statement, we may issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete a business combination.  The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce your equity interest;

•	may subordinate the rights of holders of common stock if we issue preferred stock with rights senior to those afforded to our common stock;

•
may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding.

Our ability to successfully effect a business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination.

Our ability to successfully effect a business combination is dependent upon the efforts of our key personnel.  The role of our key personnel in the target business, however, cannot presently be ascertained.  Although some of our key personnel may remain with the target business in senior management or advisory positions following a business combination, it is likely that some or all of the management of the target business will remain in place.  While we intend to closely scrutinize any individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination.  These agreements may provide for them to receive compensation following a business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel will be able to remain with the company after the consummation of a business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination.  Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination.  The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.  This conflict of interest could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments.  We do not intend to have any full time employees prior to the consummation of a business combination.  Our executive officer is engaged in several other business endeavors and is not obligated to devote any specific number of hours to our affairs.  If our officers’ and directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor.  As a result, a potential target business may be presented to another entity prior to its presentation to us and we may miss out on a potential transaction.

We are controlled by our management.

Our directors and officers currently beneficially own 100% of all our issued and outstanding common stock.  Consequently, management has complete control over our affairs and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

•	Election of our board of directors;
•	Removal of directors;
•	Amendment to our certificate of incorporation or bylaws; and
•	Approval of a business combination or, conversely, adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Our officer is now, and our other directors and their affiliates may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Min Kuang, our president, secretary and treasurer, is chief financial officer, chief operating officer, secretary and director of Asia Select Acquisition I Corp., a blank check company seeking to acquire a target business in the People’s Republic of China. Although we do not intend to acquire a target business in the People’s Republic of China, Ms. Kuang is required to present all suitable business opportunities to Asia Select Acquisition I Corp. prior to presenting them to us. Additionally, Ms. Kuang is affiliated with Orient Venture Capital Inc. and Orient Venture Capital II Inc., each a Canadian capital pool company seeking to consummate a business combination. Ms. Kuang is required to present all suitable business opportunities to these entities prior to presenting them to us. In addition, each of Min Kuang, Leanna Doane and Anthony Zhou is affiliated with Asia Select Acquisition III Corp., an entity seeking to acquire a target business. Accordingly, their affiliations with these entities may make it more difficult for us to complete a business combination. Additionally, our directors and their affiliates may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.  As a result, a potential target business may be presented to another entity prior to its presentation to us and we may miss out on a potential transaction.

Because our common stock is subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Transactions in our common stock are subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934.  Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

Because our common stock is subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.  As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We may only be able to complete one business combination, which will cause us to be solely dependent on a single business which may have a limited number of products or services.

By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments.  Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.  Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.

Alternatively, if we determine to acquire several businesses, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.  If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

Because of our limited resources and structure, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from entities other than blank check companies having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions.  Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates.  Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors.  While we believe that there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources.  This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses.  Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses, which may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.

Because we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction.  We cannot assure you that such financing will be available on acceptable terms, if at all.  To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate.  In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business.  The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business.  None of our founders is required to provide any financing to us in connection with or after a business combination.

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We have issued warrants to purchase 500,001 shares of common stock.  To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination.  Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business.  Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

There is currently no trading market for our common stock, and liquidity of shares of our common stock is limited.

The shares of our common stock issued to our stockholders have not been not registered under the federal securities laws or the securities laws of any state or other jurisdiction.  The shares may not be resold unless so registered or an exemption from registration is available.  Public resales of unregistered securities are typically made pursuant to Section 4(1) of the Securities Act of 1933, as amended, and Rule 144 promulgated thereunder.  Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company, unless the issuer has ceased to be a shell company and meets certain conditions, as described in Item 11 below.  As such, no public trading market is expected to develop in the foreseeable future unless and until we complete a business combination with an operating business.

We cannot assure you that following a business combination with an operating business, our common stock will be listed on NASDAQ or any other securities exchange.

Following a business combination, we may seek the listing of our common stock on NASDAQ or the NYSE AMEX or another national securities exchange.  However, we cannot assure that following such a transaction, we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange.  After completing a business combination, until our common stock is listed on the NASDAQ or another stock exchange, we expect that our common stock would be eligible to trade on the OTC Bulletin Board, another over-the-counter quotation system, or on the “pink sheets,” where our stockholders may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock.  In addition, we would be subject to an SEC rule that, if it failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors.  Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.  This would also make it more difficult for us to raise additional capital following a business combination.

If we effect a business combination with a company located outside of the United States, we would be subject to a variety of additional risks that may negatively impact our operations.

We may effect a business combination with a company located outside of the United States. If we did, we would be subject to any special considerations or risks associated with companies operating in the target business’ home jurisdiction, including any of the following:

•	rules and regulations or currency conversion or corporate withholding taxes on individuals;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	longer payment cycles;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	currency fluctuations;

•	challenges in collecting accounts receivable;

•	cultural and language differences; and

•	employment regulations.

We cannot assure you that we would be able to adequately address these additional risks. If we were unable to do so, our operations might suffer.

If we effect a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

If we effect a business combination with a company located outside of the United States, the laws of the country in which such company operates will govern almost all of the material agreements relating to its operations.  We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction.  The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.  Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States.  As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

Item 2.	Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We were formed on May 20, 2008 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. We intend to utilize cash contributed to us and loaned to us by our founders, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.  The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if we issue preferred stock with rights senior to those afforded to our common stock;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date.  Our entire activity since inception has been related to organizational matters and preparation for this registration statement.

We received $10,001 in net proceeds from our founders for the sale of 5,000,000 shares of common stock and 500,001 warrants to purchase common stock.  In addition, on September 3, 2008, Anthony Zhou, Leanna Doane and Asia Select Investment Fund Inc., an affiliate of Min Kuang, advanced an aggregate of $60,000 to us, on a non-interest bearing basis, for use as working capital prior to a business combination.  The loans will be payable without interest upon the consummation of a business combination.

We will be using these funds for preparing and filing reports required under the Exchange Act, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

We may need to raise additional funds in order to meet the expenditures required for operating our business.  We may also need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us.  To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, any proceeds not expended will be used as working capital to finance the operations of the target business.

We are in the development stage and have negative working capital, negative stockholders’ equity and have not earned any revenues from operations to date. These conditions raise substantial doubt about our ability to continue as a going concern. We are currently devoting our efforts to locating merger candidates.  Our ability to continue as a going concern is dependent upon our ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations.

Item 3.	Properties.

Our principal executive offices are located at 300-1055 West Hastings St., Vancouver, British Columbia, Canada V6E2E9.  Orient Ventures Ltd., is providing certain general and administrative services at that location to us at minimal charge.  Our president is also the president of Orient Ventures Ltd.

Item 4.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information as of July 31, 2009 (on which date 5,000,000 shares of our common stock were outstanding) with respect to the stock ownership of (i) those persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) who beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) our chief executive officer and our two most highly compensated executive officers during the year ended March 31, 2009 whose total compensation exceeded $100,000 (each a “Named Executive Officer”) and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Leanna Doane (3)	714,286	14.3%
Anthony Zhou (4)	714,286	14.3%
Min Kuang (5)	3,571,428	71.4%
All officers and directors as a group (3 individuals) (6)	5,000,000	100.0%
_________________

(1)           Unless otherwise noted, the business address of each of the following persons is 300-1055 West Hastings St., Vancouver, British Columbia, Canada V6E2E9.

(2)           Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.  The information concerning the stockholders is based upon information furnished to us by such stockholders.  Except as otherwise indicated, all of the shares of common stock are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.

(3)           Does not include warrants to purchase 71,429 shares of common stock which are not currently exercisable and will not become exercisable within 60 days.

(4)           Does not include warrants to purchase 71,429 shares of common stock which are not currently exercisable and will not become exercisable within 60 days.  Mr. Zhou’s business address is c/o Anthony Zhou & Company, North Office Tower, Oakridge Centre, Suite 560, 650 West 41st Ave., Vancouver, British Columbia, Canada V5Z2M9.

(5)           The shares of common stock are held by Asia Select Asset Management Limited (Hong Kong), an entity controlled by Ms. Kuang.  This amount does not include warrants to purchase 357,143 shares of common stock held by Ms. Kuang which are not currently exercisable and will not become exercisable within 60 days.

(6)           Does not include warrants to purchase 500,001 shares of common stock which are not currently exercisable and will not become exercisable within 60 days.

Min Kuang, Leanna Doane, Anthony Zhou and Asia Select Asset Management Limited (Hong Kong) are our “promoters,” as that term is defined under the Federal securities laws.

Item 5.	Directors and Executive Officers.

The board of directors and executive officers of are as follows:

Name	Age	Position
Min Kuang	39	President, Secretary, Treasurer and Director
Leanna Doane	49	Director
Anthony Zhou	52	Director

Min Kuang has served as our president, secretary, treasurer and as a member of our board of directors since our inception.  Ms. Kuang is a founder and chief executive officer of Asia Select Investment Fund Inc., a private equity firm established in April 2007, where she is responsible for equity investments, merger & acquisition transactions, taking companies public and fund performance in Canada, U.S.A. and Greater China.  Since May 2008, Ms. Kuang has served as chief financial officer, chief operating officer, secretary and member of the board of directors of Asia Select Acquisition I Corp, a blank check company seeking to acquire a target business in the People’s Republic of China.  She has also been the chief executive officer and sole director of Asia Select Asset Management Limited (Hong Kong) since its formation in 1996 and Asia Select Asset Management Inc. (Canada) since its formation in 2008, each of which is focused on asset management and merger & acquisition activities.  Since 2006, Ms. Kuang has been a chief executive officer, shareholder and director of Orient Venture Capital Inc. (TSX-V: OVC.P) and a shareholder and director of Orient Venture Capital II Inc. (TSX-V: OVV.P), which are capital pool companies formed to identify, evaluate and acquire the assets of companies with a focus on the clean tech and renewable energy sectors.  Ms. Kuang is also a director of Asia Select Acquisition III Corp., a blank check company seeking to acquire a target business in the People’s Republic of China.  From December 2001 to April 2007, Ms. Kuang was the chief executive officer of Orient Venture ltd., an investment advisory and consulting firm with offices in Canada and China specializing in assisting management in analyzing international merger & acquisition and strategic alternatives to private and public companies in Canada and China. From 1996 to 2006, she invested in and acted as chief executive officer of several start-up technology companies in electronic, communications and healthcare sectors including Andis (China) Electronic Inc., Kingsway (China) Communications Inc., N2 Natural Health (Canada) and Joymain (Canada) Technologies Inc. She also worked with some of the world's most respected names in building automation equipment such as Chubb, Cerberus, Alcatel, and Siemens from 1994 to 2000.  Ms. Kuang received an M.B.A. degree from Lawrence Technology University and a B.A. degree from China.

Leanna Doane has served as a member of our board of directors since our inception.  Since March 2005, she has served as acquisitions manager for Ten 56, Inc., a development and construction company.  Since October 2005, she has also served as a buyer’s agent for Angell Hasman, an agent of residential properties.  Ms. Doane is also a director of Asia Select Acquisition III Corp.  From 1994 to October 2005, she was a sales agent at Re/Max Masters, a company engaged in the listing, marketing and selling of residential properties.  From January 1984 to March 1991, she practiced corporate commercial law at Crown Zellerbach one of the largest forestry companies in British Columbia.  Ms. Doane received a bachelors degree from Simon Fraser University and a LL.B. from the University of British Columbia.

Anthony Zhou has served as a member of our board of directors since our inception.  Since 2000, Mr. Zhou has served as a lawyer with Anthony Zhou & Co., a private law firm he formed.  Since June 2008, he has also served as a principal of China Lighting Equipment Co. Ltd., a private Hong Kong incorporated company, affiliated with Shenzhen Neotimes Lighting Equipment Co., Ltd., a China-based manufacturer of lighting products, including newly-invented high-efficiency energy-saving products, marketing its technology and products globally. Mr. Zhou is also a director of Asia Select Acquisition III Corp.  From 1993 to 1994, he was a lawyer with McCarthy Tetrault, the largest law firm in Canada, in its corporate department, focusing on China related transactions, and, from 1994 to 1997, he worked for Devlin Jensen, a Vancouver based securities law firm, focusing on private and public financing projects, mergers and acquisitions and China joint venture projects. Mr. Zhou received a B.A. from Shanxi University, a diploma of law from China University of Politics and Law in Beijing, China, and a LL.B. from Faculty of Law of Queens University in Ontario, Canada.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition.  We believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transactional expertise should enable them to successfully identify and effect an acquisition.

Conflicts of Interest

The following potential conflicts of interest exist:

•
None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated.  Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our officers and directors are now and may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Affiliated Company	Name of Individual	Priority/Preference relative to Asia Select Acquisition II Corp.

Asia Select Investment Fund Inc.	Min Kuang
Ms. Kuang will be required to present all business opportunities which are suitable for Asia Select Investment Fund to Asia Select Investment Fund prior to presenting them to us.  Asia Select Investment Fund is a private equity firm.  Clients of Asia Select Investment Fund may also compete with us for investment opportunities meeting our business combination objectives. If Asia Select Investment Fund is engaged to act for any such clients, we may be precluded from pursuing opportunities suitable for such client. In addition, investment ideas generated within Asia Select Investment Fund, including by Min Kuang, may be suitable for both us and for a client of Asia Select Investment Fund and may be directed to such client or fund rather than to us. Asia Select Investment Fund may also be engaged to advise the seller of a company, business or assets that would qualify as an investment opportunity for us. In such cases, we may be precluded from participating in the sale process or from purchasing the company, business or assets.

Asia Select Acquisition I Corp.	Min Kuang
Ms. Kuang will be required to present all business opportunities which are suitable for Asia Select Acquisition I Corp. to Asia Select Acquisition I Corp. prior to presenting them to us.  Asia Select Acquisition I Corp. is a blank check company seeking to acquire a target business in the People’s Republic of China.

Orient Venture Capital Inc.	Min Kuang
Ms. Kuang will be required to present all business opportunities which are suitable for Orient Venture Capital to Orient Venture Capital prior to presenting them to us.  Orient Venture Capital is a Canadian capital pool company.

Orient Venture Capital II Inc.	Min Kuang
Ms. Kuang will be required to present all business opportunities which are suitable for Orient Venture Capital II to Orient Venture Capital II prior to presenting them to us.  Orient Venture Capital II is a Canadian capital pool company.

In addition, each of Min Kuang, Leanna Doane and Anthony Zhou is affiliated with Asia Select Acquisition III Corp., an entity seeking to acquire a target business.  Accordingly, each have conflicts of interest in determining whether to present a suitable business opportunity to us or Asia Select Acquisition III Corp.

Item 6.	Executive Compensation.

Compensation Committee Interlocks and Insider Participation

No officers who are directors participated in deliberations regarding executive officer compensation and there are no “interlocks” with respect to any director who serves or served as a member of the compensation committee.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us.  No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our founders, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination.  However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.  There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

There are currently no understandings or agreements regarding compensation our management will receive after a business combination.

Item 7.	Certain Relationships and Related Transactions, and Director Independence

Certain Transactions

In September 2008, we issued 5,000,000 shares of our common stock to the individuals set forth below for $9,090 in cash, at a purchase price of approximately $0.002 per share, as follows:

Name	Number of Shares	Relationship to Us
Leanna Doane	714,286	Director
Anthony Zhou	714,286	Director
Asia Select Asset Management Limited (Hong Kong)	3,571,428	Entity affiliated with Min Kuang

In addition, we granted warrants to purchase 500,001 shares of common stock at an exercise price of $1.00 to the individuals set forth below, for $910 in cash, at a purchase price of approximately $0.002 per share, as follows:

Name	Number of Warrants	Relationship to Us
Leanna Doane	71,429	Director
Anthony Zhou	71,429	Director
Min Kuang	357,143	President, Secretary, Treasurer and Director

The warrants become exercisable upon the date of the consummation of our initial business combination or any event to which the Company ceases to be a shell company and expire five years after such date.

On September 3, 2008, our founders agreed to loan to us $60,000.  The loan matures upon the consummation of our initial business combination and bears no interest.  The loan will be repaid following a business combination.

Orient Ventures Ltd., is providing certain general and administrative services to us at 300-1055 West Hastings St., Vancouver, British Columbia, Canada V6E2E9 at minimal charge. Our president is also the president of Orient Ventures Ltd.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations.  There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our founders, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.  We will not enter into any such transaction unless our disinterested "independent" directors (or, if there are no "independent" directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Independence of Directors

In connection with a proposed business combination, we anticipate we will apply to have our securities listed on a national securities exchange.  At that time, we will adhere to the rules of whatever exchange we seek to have our securities listed on.  The Nasdaq Stock Exchange and American Stock Exchange listing standards generally define an “independent director” as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.  Currently, our board of directors has affirmatively determined that Mr. Zhou and Ms. Doane are independent directors.

Related Party Policy

Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our board of directors (or audit committee if one exists) will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The board of directors (or audit committee) will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the board of directors (or audit committee) with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Item 8.	Legal Proceedings

We are not aware of any threatened or pending litigation to which we are a party or which any of our property is the subject and which would have a material adverse effect on our operations.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

There currently is no established public trading market for our common stock.  At this time, none of the outstanding shares of our common stock can be sold pursuant to Rule 144 nor have we agreed to register any shares under the Securities Act for sale by any of our holders.  We are not publicly offering, nor have we publicly proposed to publicly offer, any shares of our common stock.

We have warrants to purchase 500,001 shares of our common stock outstanding held by our founders.  The warrants become exercisable upon the consummation of a business combination at an exercise price of $1.00 per share and expire five years after the consummation of a business combination.

Holders

As of July 31, 2009, there were three holders of record of our common stock.  There are three beneficial holders of our common stock.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Equity Compensation Plan Information

We currently have no securities authorized for issuance under equity compensation plans.

Item 10.	Recent Sales Of Unregistered Securities

Within the last three years, we have issued the following securities pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), under Section 4(2), as they were sold to sophisticated, wealthy individuals or entities.  All of these securities are “restricted” within the meaning of the Securities Act and these securities may only be sold pursuant to an available exemption from registration or an effective registration statement.

(1)           On September 3, 2008, we issued 5,000,000 shares of our common stock to the individuals set forth below for $9,090 in cash, at a purchase price of approximately $0.002 per share, as follows:

Name	Number of Shares	Relationship to Us
Leanna Doane	714,286	Director
Anthony Zhou	714,286	Director
Asia Select Asset Management Limited (Hong Kong)	3,571,428	Entity affiliated with Min Kuang

(2)           On September 3, 2008, we issued warrants to purchase 500,001 shares of common stock at an exercise price of $1.00 to the individuals set forth below, for $910 in cash, at a purchase price of approximately $0.002 per share, as follows:

Name	Number of Warrants	Relationship to Us
Leanna Doane	71,429	Director
Anthony Zhou	71,429	Director
Min Kuang	357,143	President, Secretary, Treasurer and Director

The warrants become exercisable upon the consummation of our initial business combination and expire five years from such date.

Item 11.	Description Of Registrant’s Securities to be Registered

General

We are authorized to issue 100,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001.  As of the date of this registration statement, 5,000,000 shares of common stock are outstanding, held by three stockholders of record.  No shares of preferred stock are currently outstanding.

Common stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.  Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

As described under Item 9 above, we have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors.  No shares of preferred stock are being issued or registered in this registration statement.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.  We may issue some or all of the preferred stock to effect a business combination.  In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Warrants to purchase 500,001 shares of our common stock currently are outstanding.  The warrants entitle the registered holder to purchase our common stock at a price of $1.00 per share, at any time commencing upon the consummation of our initial business combination.  The warrants expire five years after such date.  The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.  However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.  No fractional shares will be issued upon exercise of the warrants.  If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Pl., New York, New York 10004.

Shares Eligible for Future Sale

All of the outstanding shares of our common stock are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.  However, as described below, our founders will not be able to sell their initial shares freely without registration until one year after we have completed our initial business combination.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.  Persons who have beneficially owned restricted shares of common stock or warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which equals 50,000 as of the date hereof; and

•
if the common stock is listed on a national securities exchange, the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff had taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, our founders will be able to sell their initial shares freely without registration one year after we have completed our initial business combination.

Anti-Takeover Provisions

Pursuant to our certificate of incorporation and bylaws:

•	our board of directors will be expressly authorized to make, alter or repeal our bylaws;

•	as mentioned above, our board of directors will be authorized to issue preferred stock without stockholder approval; and

•
we will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.  We have elected, however, not to be subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” subject to certain conditions.

Item 12.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.  Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee, or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding or in defense of any claim, issue, or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify him against liability under Section 145.  A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct.  Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Article VII of our Certificate of Incorporation and Article VII of our Bylaws provides for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended.  Article VII of the Bylaws provides that we may pay for expenses incurred by an officer of director in defending a civil or criminal action, suit, or proceeding in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by us.

We may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Article VII of our Amended and Restated Certificate of Incorporation eliminates the personal liability of our directors to the fullest extent permitted by the provisions of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

Item 13.	Financial Statements

This information appears following Item 15 of this Report and is incorporated herein by reference.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15.	Exhibits and Financial Statement Schedules

(a)          The following documents are filed as part of this Registration Statement:

Audited Financial Statements:

Report of Independent Registered Public Accounting Firm

Balance Sheet as of March 31, 2009

Statement of Operations from Inception (May 20, 2008) to March 31, 2009

Statement of Stockholders’ Equity from Inception (May 20, 2008) to March 31, 2009

Statement of Cash Flows from Inception (May 20, 2008) to March 31, 2009

Notes to Financial Statements

(b)          Exhibits:

Exhibit No.	Description	Method of Filing

3.1	Certificate of Incorporation	Filed herewith

3.2	Bylaws	Filed herewith

4.1	Specimen Certificate for Common Stock	Filed herewith

Exhibit No.	Description	Method of Filing

4.2	Form of Warrant Agreement between the Registrant and each of the Founders	Filed herewith

10.1	Form of Letter Agreement between Asia Select Asset Management Inc. and Registrant Regarding Administrative Support	Filed herewith

10.2	Form of Promissory Note between the Registrant and each of the Founders	Filed herewith

Asia Select Acquisition II Corp.
(A Development Stage Company)

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Asia Select Acquisition II Corp.
Vancouver, B.C., Canada

We have audited the accompanying balance sheet of Asia Select Acquisition II Corp. as of March 31, 2009 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the period from inception (May 20, 2008) to March 31, 2009. Asia Select Acquisition II Corp.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asia Select Acquisition II Corp. as of March 31, 2009 and the results of its operations and its cash flows for the period from inception (May 20, 2008) to March 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations.  Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company and ultimately achieve profitable operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are also discussed in Note 1 to the financial statements.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado
July 2, 2009

Asia Select Acquisition II Corp.
(A Development Stage Company)
Balance Sheet

March 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$59,529

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Notes payable-related parties	$60,000

COMMITMENTS AND CONTINGENCIES

Stockholders' Equity (Deficit)
Preferred stock: $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	-
Common stock: $0.0001 par value; 100,000,000 shares authorized, 5,000,000 shares issued and outstanding	500
Additional paid in capital	9,500
(Deficit) Accumulated During the Development Stage	(10,471)
Total Stockholders' Equity (Deficit)	(471)

$59,529

See Accompanying Notes to Financial Statements

Asia Select Acquisition II Corp.
(A Development Stage Company)
Statement of Operations

For the Period
May 20, 2008 (Inception) to
March 31, 2009

Revenue	$-
Expenses	10,471

Net loss for the year	$(10,471)

* Loss per share - basic and diluted	$ *

Weighted average number of common shares outstanding - basic and diluted	5,000,000

* Less than $.01
See Accompanying Notes to Financial Statements

Asia Select Acquisition II Corp.
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit)

				(Deficit)
				Accumulated	Total
	Number of		Additional	During the	Stockholders'
	common		Paid-in	Development	Equity
	shares	Par Value	Capital	Stage	(Deficit)
Balance, May 20, 2008 (date of inception)	-	$-	$-	$-	$-
					-
Sale of common stock on September 3, 2008 at $0.00182 per share	5,000,000	500	8,590	-	9,090
Sale of warrants on September 3, 2008 at $0.00182 per warrant	-	-	910	-	910
Net loss for the period	-	-	-	(10,471)	(10,471)
Balance, March 31, 2009	5,000,000	$500	$9,500	$(10,471)	$(471)

See Accompanying Notes to Financial Statements

Asia Select Acquisition II Corp.
(A Development Stage Company)
Statement of Cash Flows

For the Period
May 20, 2008 (Inception) to
March 31, 2009

CASH FLOWS (TO) FROM OPERATING ACTIVITIES
Net loss	$(10,471)
Net cash used in operating activities	(10,471)

CASH FLOWS FROM FINANCING ACTIVITIES
Notes payable-related parties	60,000
Proceeds from issuance of common stock and warrants	10,000
Net cash provided by financing activities	70,000

Change in cash and cash equivalents during the year	59,529

Cash and cash equivalents, beginning of year	-

Cash and cash equivalents, end of year	$59,529

Supplemental Disclosures
Interests paid	-
Income taxes paid .	-

See Accompanying Notes to Financial Statements

Asia Select Acquisition II Corp.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2009

1.	Summary of Significant Accounting Policies

History
Asia Select Acquisition II Corp., (the “Company”) was incorporated in the State of Delaware on May 20, 2008. The Company is a shell company that intends to file a Registration Statement on Form 10 with the US Securities and Exchange Commission in order to become subject to the reporting requirements under the Securities Exchange Act of 1934, as amended. The Company has not realized significant revenues to date and therefore is classified as a development stage Corporation as defined in SFAS No. 7.   The fiscal year end is March 31.

Going Concern and Plan of Operation
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is in the development stage and has negative working capital, negative stockholders’ equity and has not earned any revenues from operations to date. These conditions raise substantial doubt about its ability to continue as a going concern.

The Company is currently devoting its efforts to locating merger candidates.  The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Income Taxes
The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109.  Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year-end.

For federal income tax purposes, substantially all startup and organizational expenses must be deferred until the Company commences business.  The Company may elect a limited deduction of up to $5,000 in the taxable year in which the trade or business begins.  The $5,000 must be reduced by the amount of startup costs in excess of $50,000.  The remainder of the expenses not deductible must be amortized over a 180-month period beginning with the month in which the active trade or business begins.  These expenses will not be deducted for tax purposes and will represent a deferred tax asset.  The Company will provide a valuation allowance in the full amount of the deferred tax asset since there is no assurance of future taxable income.  Tax deductible losses can be carried forward for 20 years until utilized.

In accordance with SFAS 109, Accounting for Income Taxes, the Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates

Asia Select Acquisition II Corp.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2009

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”) as of May 20, 2008. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in companies’ financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As a result of implementing FIN 48, the Company’s management has reviewed the Company’s tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore the implementation of this standard has not had a material affect on the Company.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax period ended March 31, 2009 for U.S. Federal Income Tax and for the tax period ended March 31, 2009 for the State of Delaware Income Tax, the tax years which remain subject to examination by major tax jurisdictions as of March 31, 2009.

Deferred Offering Costs
Deferred offering costs, consisting of legal, accounting and filing fees relating to an offering will be capitalized. The deferred offering costs will be offset against offering proceeds in the event the offering is successful. In the event the offering is unsuccessful or is abandoned, the deferred offering costs will be expensed.

Cash and Cash Equivalents
Cash and cash equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

Concentrations of Credit Risk
The Company maintains all cash in deposit accounts, which at times may exceed federally insured limits.  The Company has not experienced a loss in such accounts.

Earnings per Common Share
Basic earnings per common share are computed based upon the weighted average number of common shares outstanding during the period.  Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method.  In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

Asia Select Acquisition II Corp.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2009

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per Common Share (Continued)
At March 31, 2009, the only potential dilutive securities were 500,001 common stock warrants. Due to the net loss, none of the potentially dilutive securities were included in the calculation of diluted earnings per share since their effect would be anti-dilutive.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements
The Company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

2	COMMON STOCK

During September 2008, the Company sold for $9,090 cash 5,000,000 shares of its $.0001 par value common stock to various investors. In addition, the Company also sold to these investors for $910 cash warrants to purchase 500,001 shares of common stock at an exercise price of $1.00.  These warrants expire 5 years from the date the Company consummates a merger or other business combination with an operating business or any other event to which the Company ceases to be a “shell company.”

3	NOTES PAYABLE-RELATED PARTIES

On September 3, 2008 the Company executed notes payable to related parties totalling $60,000, which are non interest bearing and are due on the date that the Company completes a business combination.

4.	RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real or personal property. Office services are provided at a charge of $500 per month by Orient Ventures Ltd.    The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available.  Such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

August 5, 2009

ASIA SELECT ACQUISITION II CORP.

By:	/s/ Min Kuang
Min Kuang
President